Exhibit 8.1

January 12, 2012

Linn Energy, LLC

600 Travis, Suite

5100 Houston, Texas 77002

Ladies and Gentlemen:

We are acting as counsel to Linn Energy, LLC, a Delaware limited liability company, (the “Company”) in connection with the issuance by the Company of units representing limited liability company interests in the Company (the “Units”), including units that may be issued upon exercise of the option granted to the underwriters, pursuant to that certain Underwriting Agreement dated January 12, 2012 by and among the Company, on the one hand, and the underwriters named therein, on the other hand, and the Company’s Registration Statement on Form S-3 (Registration No. 333-162357) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the related prospectus dated October 6, 2009 (the “Prospectus”), as supplemented by the prospectus supplement relating to the issuance of the Units dated January 12, 2012 (the “Prospectus Supplement”).

In connection therewith, we prepared the discussion (the “Discussion”) set forth under the caption “Material Tax Consequences” in the Prospectus Supplement.

We hereby confirm that all statements of legal conclusions contained in the Discussion constitute the opinion of Baker Botts L.L.P. with respect to the matters set forth therein as of the date of the Prospectus Supplement, subject to the assumptions, qualifications, and limitations set forth therein.

In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, covenants, and representations contained in (i) the Prospectus Supplement, (ii) certain other filings made by the Company with the Securities and Exchange Commission (the “Commission”), (iii) a representation letter provided to us by the Company in support of this opinion and (iv) other information provided to us by the representatives of the Company.

We did not participate in the preparation of the registration statement on Form S-3 (Registration Statement No. 333-162357), as filed by the Company with the Commission under the Securities Act, or the Prospectus. We express no view as to the discussion set forth under the caption “Material Tax Consequences” in the Prospectus, which is entirely superseded by the Discussion.

Linn Energy, LLC	January 12, 2012

At your request, this opinion is being furnished to you for filing as an exhibit to the Company’s Current Report on Form 8-K to be filed on or after the date hereof (the “Form 8-K”). We hereby consent to the filing of this opinion as an exhibit to the Form 8-K and to the use of our name in the Discussion and under the heading “Legal Matters” in the Prospectus Supplement. This consent does not constitute an admission that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.

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